UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	0-30877 (Commission File Number)	77-0481679 (I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 14, 2011, the Board of Directors of Marvell Technology Group Ltd. (the “Company”) authorized the Company to repurchase up to an additional $500 million under its share repurchase program. The cumulative total authorized for share repurchases by the Company now amounts to $2.0 billion. Through November 25, 2011, the Company had approximately $138 million available in the share repurchase program. Under the share repurchase program and through the end of the third quarter of fiscal 2012, the Company has repurchased and retired over 79 million or about 12 percent of its outstanding shares.

The Company intends to effect its repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and other factors and does not obligate the Company to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases are expected to be funded from the Company’s current cash and short-term investments position, which stood at approximately $2.4 billion as of October 29, 2011. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated December 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2011

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 15, 2011